Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

March 8, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Credex Corporation

Las Vegas, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1 Amendment No. 1, Registration Statement under the Securities Act of 1933, filed by Credex Corporation of our report dated February 20, 2014, relating to the financial statements of Credex Corporation as of December 31, 2013 and 2012 and for the year then ended and for the period from September 2, 2005 (date of inception) to December 31, 2013. We also consent to the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan